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                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549
                                  SCHEDULE 13G
                                 (RULE 13D-102)

             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
           TO RULES 13D-1(B) (C) AND (D) AND AMENDMENTS THERETO FILED
                              PURSUANT TO 13D-2(B)

                           ARIAD PHARMACEUTICALS, INC.
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                            (Name of Issuer)

                              COMMON STOCK
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                     (Title of Class of Securities)


                               04033A100
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                             (CUSIP Number)

                           FEBRUARY 11, 2008
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        (Date of Event Which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:

       [_] Rule 13d-1(b)

       [X] Rule 13d-1(c)

       [_] Rule 13d-1(d)

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     *The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

     The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, SEE the NOTES).

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   CUSIP NO.04033A100             13G                   PAGE 2 OF 10 PAGES
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   1     NAME OF REPORTING PERSON:
         BIOTECHNOLOGY VALUE FUND, L.P.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*       (a)  [X]
                                                                 (b)  |_|

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   3     SEC USE ONLY


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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
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                              5     SOLE VOTING POWER
       NUMBER OF                    0
                           -----------------------------------------------------
        SHARES
     BENEFICIALLY             6     SHARED VOTING POWER
         OWNED                      820,948
                           -----------------------------------------------------
          BY
         EACH                 7     SOLE DISPOSITIVE POWER
       REPORTING                    0
                           -----------------------------------------------------
        PERSON
         WITH:                8     SHARED DISPOSITIVE POWER
                                    820,948
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   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           820,948
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   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

            1.2%
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   12      TYPE OF REPORTING PERSON*
           PN

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

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  CUSIP NO. 04033A100                   13G             PAGE 3 OF 10 PAGES
-----------------------                                 -----------------------
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   1     NAME OF REPORTING PERSON:
         BIOTECHNOLOGY VALUE FUND II, L.P.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
--------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [x]
                                                                     (b)  |_|

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   3     SEC USE ONLY


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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE

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                              5     SOLE VOTING POWER

       NUMBER OF                    0
                           -----------------------------------------------------
        SHARES
     BENEFICIALLY             6     SHARED VOTING POWER
         OWNED                      561,000
                           -----------------------------------------------------
          BY
         EACH                 7     SOLE DISPOSITIVE POWER
       REPORTING                    0
                           -----------------------------------------------------
        PERSON
         WITH:                8     SHARED DISPOSITIVE POWER
                                    561,000
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   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           561,000
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   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           .8%
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   12      TYPE OF REPORTING PERSON*
           PN

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

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  CUSIP NO. 04033A100           13G                     PAGE 4 OF 10 PAGES
-----------------------                                 -----------------------


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   1     NAME OF REPORTING PERSON:
         BVF INVESTMENTS, L.L.C.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [x]
                                                                     (b)  |_|

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   3     SEC USE ONLY


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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
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                              5     SOLE VOTING POWER
       NUMBER OF                    0
                           -----------------------------------------------------
        SHARES
     BENEFICIALLY             6     SHARED VOTING POWER
         OWNED                      1,966,000
                           -----------------------------------------------------
          BY
         EACH                 7     SOLE DISPOSITIVE POWER
       REPORTING                    0
                           -----------------------------------------------------
        PERSON
         WITH:                8     SHARED DISPOSITIVE POWER
                                    1,966,000
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   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           1,966,000
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   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* |_|


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   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           2.8%
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   12      TYPE OF REPORTING PERSON*

           OO
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

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  CUSIP NO. 04033A100                  13G             PAGE 5 OF 10 PAGES
------------------------                               -------------------------


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   1     NAME OF REPORTING PERSON:
         INVESTMENT 10, L.L.C.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*        (a)  [x]
                                                                  (b)  |_|

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   3     SEC USE ONLY


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   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         ILLINOIS
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                              5     SOLE VOTING POWER
       NUMBER OF                    0
                           -----------------------------------------------------
        SHARES
     BENEFICIALLY             6     SHARED VOTING POWER
         OWNED                      243,000
                           -----------------------------------------------------
          BY
         EACH                 7     SOLE DISPOSITIVE POWER
       REPORTING                    0
                           -----------------------------------------------------
        PERSON
         WITH:                8     SHARED DISPOSITIVE POWER
                                    243,000
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   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           243,000
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   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           0.4%
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   12      TYPE OF REPORTING PERSON*

           OO
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

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  CUSIP NO. 04033A100               13G                      PAGE 6 OF 10 PAGES
-------------------------                                  ---------------------

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   1     NAME OF REPORTING PERSON:
         BVF PARTNERS L.P.
         I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
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   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*         (a)  [x]
                                                                   (b)  |_|

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   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
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                              5     SOLE VOTING POWER
       NUMBER OF                    0
                           -----------------------------------------------------
        SHARES
     BENEFICIALLY             6     SHARED VOTING POWER
         OWNED                      3,590,948
                           -----------------------------------------------------
          BY
         EACH                 7     SOLE DISPOSITIVE POWER
       REPORTING                    0
                           -----------------------------------------------------
        PERSON
         WITH:                8     SHARED DISPOSITIVE POWER
                                    3,590,948
--------------------------------------------------------------------------------

   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

           3,590,948
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   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.2%
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   12      TYPE OF REPORTING PERSON*

           PN
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

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  CUSIP NO. 04033A100                       13G              PAGE 7 OF 10 PAGES
-------------------------                                  ---------------------

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   1     NAME OF REPORTING PERSON:
         BVF INC.
         S.S. OR I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY):
-------------------------------------------------------------------------------

   2     CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*           (a)  [x]
                                                                     (b)  |_|

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   3     SEC USE ONLY


--------------------------------------------------------------------------------

   4     CITIZENSHIP OR PLACE OF ORGANIZATION

         DELAWARE
--------------------------------------------------------------------------------

                              5     SOLE VOTING POWER
       NUMBER OF                    0
                           -----------------------------------------------------
        SHARES
     BENEFICIALLY             6     SHARED VOTING POWER
         OWNED                      3,590,948
                           -----------------------------------------------------
          BY
         EACH                 7     SOLE DISPOSITIVE POWER
       REPORTING                    0
                           -----------------------------------------------------
        PERSON
         WITH:                8     SHARED DISPOSITIVE POWER
                                    3,590,948
--------------------------------------------------------------------------------

   9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          3,590,948
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   10      CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES* [_]


--------------------------------------------------------------------------------

   11      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)

           5.2%
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   12      TYPE OF REPORTING PERSON*

           IA, CO
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

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  CUSIP NO. 04033A100                    13G                  PAGE 8 OF 10 PAGES
------------------------                                    --------------------

ITEM 1(A).      NAME OF ISSUER:

                Ariad Pharmaceuticals, Inc. ("Ariad")

ITEM 1(B).      ADDRESS OF ISSUER'S PRINCIPAL EXECUTIVE OFFICES:
                  26 Landsdowne Street
                  Cambridge, Massachusetts 02139

ITEM 2(A).      NAME OF PERSON FILING:

                 This Schedule 13G is being filed on behalf of the following persons (the "Reporting Persons"):

                  (i)      Biotechnology Value Fund, L.P. ("BVF")
                 (ii)      Biotechnology Value Fund II, L.P. ("BVF2")
                (iii)      BVF Investments, L.L.C. ("Investments")
                 (iv)      Investment 10, L.L.C. ("ILL10")
                  (v)      BVF Partners L.P. ("Partners")
                 (vi)      BVF Inc. ("BVF Inc.")

ITEM 2(B).      ADDRESS OF PRINCIPAL BUSINESS OFFICE:

          The principal business office of the Reporting Persons comprising the group filing this Schedule 13G is located at 900 North Michigan Avenue, Suite 1100, Chicago, Illinois, 60611.

ITEM 2(C).      CITIZENSHIP:

                 BVF:                 a Delaware limited partnership
                 BVF2:                a Delaware limited partnership
                 Investments:         a Delaware limited liability company
                 ILL10:               an Illinois limited liability company
                 Partners:            a Delaware limited partnership
                 BVF Inc.:            a Delaware corporation

ITEM 2(D).      TITLE OF CLASS OF SECURITIES:

          This Schedule 13G is being filed with respect to the common stock, par value $0.001 per share ("Common Stock"), of Ariad. The Reporting Persons' percentage ownership of Common Stock is based on 69,238,890 shares of Common Stock being outstanding.

          As of February 19, 2008, BVF beneficially owned 820,948 shares of Common Stock, BVF2 beneficially owned 561,000 shares of Common Stock, Investments beneficially owned 1,966,000 shares of Common Stock and ILL10 beneficially owned 243,000 shares of Common Stock. Beneficial ownership by Partners and BVF Inc. includes 3,590,948 shares of Common Stock.

ITEM 2(E).      CUSIP NUMBER:

                04033A100

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  CUSIP NO. 04033A100                     13G              PAGE 9 OF 10 PAGES
------------------------                                 ----------------------


ITEM 3. IF THIS STATEMENT IS FILED PURSUANT TO RULE 13D-1(B), OR 13D-2(B) OR (C) CHECK WHETHER THE PERSON FILING IS: ONE OF THE FOLLOWING

               Not applicable as this Schedule 13G is filed pursuant to Rule 13d-1(c).

ITEM 4.        OWNERSHIP:

          The information in items 1 and 5 through 11 on the cover pages (pp. 2
- 7) on this Schedule 13G is hereby incorporated by reference.

ITEM 5.        OWNERSHIP OF FIVE PERCENT OR LESS OF A CLASS:

          If this statement is being filed to report the fact that as of the date hereof the Reporting Persons have ceased to be the beneficial owner of more than five percent of the class of securities check the following.

ITEM 6.        OWNERSHIP OF MORE THAN FIVE PERCENT ON BEHALF OF ANOTHER PERSON:

          Pursuant to the operating agreement of Investments, Partners is authorized, among other things, to invest the funds of Ziff Asset Management, L.P., the majority member of Investments, in shares of the Common Stock beneficially owned by Investments and to vote and exercise dispositive power over those shares of the Common Stock. Partners and BVF Inc. share voting and dispositive power over shares of the Common Stock beneficially owned by BVF, BVF2, Investments and those owned by ILL10, on whose behalf Partners acts as an investment manager and, accordingly, Partners and BVF Inc. have beneficial ownership of all of the shares of the Common Stock owned by such parties.


ITEM 7. IDENTIFICATION AND CLASSIFICATION OF THE SUBSIDIARY WHICH ACQUIRED THE SECURITY BEING REPORTED ON BY THE PARENT HOLDING COMPANY:

                        Not applicable.

ITEM 8.        IDENTIFICATION AND CLASSIFICATION OF MEMBERS OF A GROUP:

                        Not applicable.

ITEM 9.        NOTICE OF DISSOLUTION OF GROUP:

                        Not applicable.

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  CUSIP NO. 04033A100                  13G              PAGE 10 OF 10 PAGES
-------------------------                             ------------------------


ITEM 10.        CERTIFICATION

          By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

          After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:         February 20, 2008


        BIOTECHNOLOGY VALUE FUND, L.P.

        By: BVF Partners L.P., its general partner

            By: BVF Inc., its general partner

                By:  /s/ Mark N. Lampert
                    ------------------------------------
                     Mark N. Lampert
                     President

        BIOTECHNOLOGY VALUE FUND II, L.P.

        By: BVF Partners L.P., its general partner

            By: BVF Inc., its general partner

                By:  /s/ Mark N. Lampert
                    ------------------------------------
                     Mark N. Lampert
                     President

        BVF INVESTMENTS, L.L.C.

        By: BVF Partners L.P., its manager

            By: BVF Inc., its general partner

                By:  /s/ Mark N. Lampert
                    ------------------------------------
                     Mark N. Lampert
                     President

  INVESTMENT 10, L.L.C.

  By: BVF Partners L.P., its attorney-in-fact

      By:  BVF Inc., its general partner

           By:  /s/ Mark N. Lampert
               -----------------------------------------
                Mark N. Lampert
                President

  BVF PARTNERS L.P.

  By: BVF Inc., its general partner

           By:  /s/ Mark N. Lampert
               -----------------------------------------
                Mark N. Lampert
                President


  BVF INC.

           By:  /s/ Mark N. Lampert
               -----------------------------------------
                Mark N. Lampert
                President